EX-99.4.a.

Allianz Life Insurance Company
of North America
[PO Box 561
Minneapolis, MN 55440-0561]
[800/624-0197]

Individual Flexible Purchase Payment Variable Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or a Death Benefit.  This is a variable annuity contract with Contract Value increasing or decreasing depending on the experience of the Variable Account. This contract is nonparticipating, with no dividends payable.  Benefits available under this contract are not less than those required by statute of the state in which this contract is delivered.

Signed for the Company at its home office on the Issue Date.

[                                                                                                                     ]
Gretchen Cepek                                                          Walter White
Secretary                                                    President

RIGHT TO EXAMINE: This contract can be returned within 10 days after you receive it.  It can be mailed or delivered to either us or the representative who sold it.  Return of this contract by mail is effective on being postmarked, properly addressed and postage paid.  We promptly refund the Contract Value.  This may be more or less than the Purchase Payments.  We have the right to allocate Purchase Payments to the Money Market Investment Option until the end of the Right to Examine period.  If we so allocate Purchase Payments, we refund the greater of the Purchase Payments less any Withdrawals, or the Contract Value.

This is a legal contract between you and the Company.

Read this contract carefully.

L40537

Table of Contents

Contract Schedule 3
Definitions 4
Purchase Payments 5
Variable Account 6
Account Values 6
How the Account Values increase and decrease 6
Transfers 7
Suspension of payments or transfers 8
Accessing your Account Values
Withdrawals 8
Full Withdrawal 8
Partial Withdrawals 8
Annuity Payments 8
How Annuity Payments begin 8
Annuity Options 9
Death Benefit 10
Ownership 11
General Provisions 12

L40537                                                                               2

Definitions

Some of the terms found in this contract are defined below.  Additional terms are defined throughout this contract where they are used.  Section titles, provision titles, and terms used on the Contract Schedule are also capitalized to help you easily recognize them.

We, Our, Us, and the Company
Allianz Life Insurance Company of North America.  The terms We, Our, and Us may not be capitalized throughout this contract.

You, Your
The Owner of this contract.  The terms You and Your may not be capitalized throughout this contract.

Accounts
The Accounts associated with any attached riders.

Account Values
The Account Values associated with any attached riders.

Age
An individual’s age on his or her most recent birthday, unless otherwise specified.

Annuitant
An individual whose Age determines the Annuity Payments.  You may be an Annuitant or you may name someone else.  The Annuitant is shown on the Contract Schedule.

Annuity Date
The date Annuity Payments begin.  The date Annuity Payments are scheduled to begin, the Scheduled Annuity Date, is shown on the Contract Schedule.

Annuity Phase
The period of time beginning on the Annuity Date during which we make Annuity Payments.  The Annuity Phase terminates on the earliest of the following.
•	Under Annuity Options 1 and 3, the death of the last surviving Annuitant.
•	Under Annuity Options 2 and 4, the death of the last surviving Annuitant and the end of the guaranteed period.
•	Under Annuity Option 5, the death of the Annuitant and payment of any lump sum refund.
•	The Business Day that the contract terminates.

Authorized Request
A request that is received in good order and in a form that is satisfactory to us.

Beneficiary
An individual or non-individual entitled to the Death Benefit under this contract.  If an Owner dies, any surviving Owner automatically becomes the sole Beneficiary and replaces any primary or contingent Beneficiary you previously named.

Business Day
Each day on which the New York Stock Exchange is open for trading, except when an Investment Option does not value its shares.  Our Business Day closes when regular trading on the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern Time.  We process any instructions received after the close of any Business Day on the next Business Day.

Contract Anniversary
A twelve-month anniversary of the Issue Date or any subsequent twelve-month Contract Anniversary.

Contract Value
The sum of all Account Values.

L40537                                                                               3

Definitions continued from the previous page

Contract Year
A period of 12 months.  The first Contract Year begins on the Issue Date.  Subsequent Contract Years begin on the Contract Anniversaries.

Death Benefit
The Death Benefits associated with any attached riders.

Investment Options
The investment choices available under the Variable Account.  We may add, eliminate, or substitute Investment Options; if we do, we will provide written notice.  If we offer more than one Investment Option group, after the Issue Date, we can only move Investment Options between groups if the move is to a less restrictive group.  The Investment Options are shown on the Investment Options Contract Schedule.

Issue Date
The first day this contract is effective. The Issue Date is shown on the Contract Schedule.

Joint Annuitant
You can add a Joint Annuitant for the Annuity Phase subject to our approval.  If we allow Joint Annuitants, we determine Annuity Payments using the Ages of both Joint Annuitants.

Joint Owner
Joint Owners have equal contract Ownership rights and must authorize the exercise of these rights in writing, unless otherwise allowed by us.  If Joint Owners are named, all references to Owner shall mean Joint Owners.

Payee
The individual or non-individual to whom we make Annuity Payments. Generally we require the Owner to be the Payee, but we may allow you to name a different Payee subject to our approval.

Premium Tax
Any Premium Taxes owed by the Company to any governmental entity.

Purchase Payment
Any payment you make to this contract.

Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Issue Date or any subsequent Contract Anniversary.  Quarterly Anniversaries also include Contract Anniversaries.

Valid Claim
An Authorized Request of the Death Benefit payment option, due proof of death, and any required governmental forms.  Due proof of death includes a certified copy of the death certificate, a decree of court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.  Due proof of death is required only if we have not already received it.

Purchase Payments

Initial Purchase Payment
The Initial Purchase Payment is the Purchase Payment we receive on and before the Issue Date and is shown on the Contract Schedule. The Initial Purchase Payment must be greater than or equal to the Minimum Required Purchase Payment shown on the Contract Schedule, and cannot be greater than the Maximum Total Purchase Payments shown on the Contract Schedule without our prior approval.

Additional Purchase Payments
Additional Purchase Payments must be greater than or equal to the Minimum Additional Purchase Payment shown on the Contract Schedule.  Total Purchase Payments cannot be greater than the Maximum Total Purchase Payments without our prior approval.  We may decline any Additional Purchase Payment.

L40537                                                                               4

Purchase Payments continued from previous page

No Default
This contract is not in default if you do not make Additional Purchase Payments.

Allocation of Purchase Payments
We allocate Purchase Payments to one or more of the Accounts and Investment Options according to your instructions.  Your instructions must comply with the Allocation Guidelines and Investment Option restrictions shown on the Investment Options Contract Schedule.  However, we may allocate the Initial Purchase Payment to the Money Market Investment Option until the end of the Right to Examine period.

Unless you inform us otherwise, we allocate Additional Purchase Payments in the same manner as the Initial Purchase Payment.  In addition, for each Account that has Investment Option restrictions, at the end of the Business Day before each Quarterly Anniversary, we rebalance the Account Value in each of your selected Investment Options according to your allocation instructions for Additional Purchase Payments.

Variable Account

The Variable Account is shown on the Investment Options Contract Schedule.  It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts.  The assets of the Variable Account, equal to reserves and other liabilities of this contract and all other contracts issued through the Variable Account, will not be charged with liabilities arising out of any other business we may conduct.

The Variable Account assets are divided into subaccounts corresponding to the Accounts and Investment Options you select.

Account Values

How the Account Values increase and decrease
Account Values increase and decrease based on Purchase Payments, Transfers, Withdrawals, the deduction of contract fees and charges, and the investment performance of the Investment Options you select.

We place Purchase Payments you allocate to the Accounts and Investment Options into subaccounts of the Variable Account.  Each subaccount invests exclusively in one Investment Option within an Account.  We use Accumulation Units to account for all amounts allocated to or withdrawn from each subaccount as a result of Purchase Payments, Withdrawals, Transfers, or the deduction of contract fees and charges.  We determine each Account Value in the Variable Account by multiplying the number of subaccount Accumulation Units in an Account by the subaccount’s Accumulation Unit Value and then adding these results together.

Number of Accumulation Units
On the Issue Date, the number of Accumulation Units in each subaccount is equal to the Initial Purchase Payment amount allocated to that subaccount, divided by that subaccount’s Accumulation Unit Value.

At the end of each Business Day, we adjust the number of Accumulation Units in each subaccount as follows. Additional Purchase Payments and Transfers into a subaccount will increase the number of Accumulation Units. Withdrawals, Transfers out of a subaccount, and the deduction of any Transfer Fee, Contract Maintenance Charge or any charge associated with an attached rider as described in that rider will decrease the number of Accumulation Units. The change in the number of Accumulation Units is equal to the net amount allocated to or deducted from the subaccount, divided by that subaccount’s Accumulation Unit Value.

L40537                                                                               5

Account Values continued from previous page

Accumulation Unit Value
We arbitrarily set the initial Accumulation Unit Value for each subaccount.  At the end of each Business Day for each subaccount, we multiply the Accumulation Unit Value at the end of the prior Business Day by the percentage change in value of an Investment Option since the prior Business Day.  The percentage change includes both the market performance of the Investment Option and any applicable assessed charge associated with an attached rider as described in that rider.

Transfers

Before the Annuity Date, you can Transfer all or a part of the Account Value in an Investment Option into another Investment Option within an Account, or into another Investment Option in another Account, by providing an Authorized Request.  If we offer more than one Investment Option group in an Account, you can make Transfers into or out of these groups as long as you comply with any Investment Option restrictions shown on the Investment Options Contract Schedule.  We may limit the number of Transfers that you can make.

Each Contract Year, you are allowed the Number of Free Transfers Permitted shown on the Contract Schedule.

We may charge a Transfer Fee for each Transfer you make in excess of the Number of Free Transfers Permitted.  Transfers we make at the end of the Right to Examine period, Transfers made pursuant to a regularly scheduled Transfer, Transfers made between the same Investment Option in different Accounts, quarterly rebalancing Transfers, or other Transfers under programs specifically waiving the Transfer Fee are not counted in determining the application of the Transfer Fee.

All Transfers are subject to the following.
•
Any Transfer Fee that we may impose is shown on the Contract Schedule.  We deduct the Transfer Fee from the Investment Options from which the Transfer is made. If you are transferring from multiple Investment Options, we treat the Transfer as a single transfer, and we deduct any Transfer Fee proportionately from the Investment Options. If you Transfer the total amount in the Investment Option, then we deduct the Transfer Fee from the amount transferred.  The deduction of the Transfer Fee reduces the Account Values by the dollar amount deducted.  We deduct the Transfer Fee from the Account Values at the end of the Business Day that we process the transfer request.

•	We may limit Transfers until the end of the Right to Examine period.
•	Any Transfer request must clearly specify the amount you wish to Transfer and the Accounts and Investment Options involved.

Your right to make Transfers is subject to modification if we determine, at our sole discretion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners.  We may apply restrictions in any manner reasonably designed to prevent any use of this Transfer privilege which we consider to be to the disadvantage of other Owners, including rejecting a Transfer request.  We may apply restrictions on Transfers into or out of one or more of the Investment Options, which could include, but are not limited to, the following.
•	Requiring a minimum time period between each Transfer.
•	Limiting the frequency of Transfers.
•	Not accepting a Transfer request from, or made on your behalf by, a third party.
•	Limiting the dollar amounts that an Owner can Transfer between the Investment Options at any one time.
•	Not accepting Transfer instructions other than by first class U.S. mail.
•	Prohibiting Transfers into specific Investment Options.

We may, without prior notice to any party, take whatever action we deem appropriate to comply with any state or federal regulatory requirement.  In addition, purchase orders for an Investment Option’s shares are subject to acceptance by that Investment Option’s manager.  We reserve the right to reject, without prior notice, any Investment Option Transfer request or Purchase Payment if the purchase order is rejected by the investment manager.  We have entered into agreements required under SEC Rule 22c-2 with the investment managers.  Under the terms of the agreements we must restrict trading activity upon request.

L40537                                                                               6

Transfers continued from previous page

If you use this Transfer privilege, we are not liable for Transfers made in accordance with your instructions.  We determine the number and value of the subaccount Accumulation Units to be transferred as of the end of the Business Day immediately following our receipt of the Authorized Request for Transfer.

Suspension of payments or Transfers
We may suspend or postpone Transfers or payments for Withdrawals from the Variable Account for any period when:
•	The New York Stock Exchange is closed, other than customary weekend and holiday closings.
•	Trading on the New York Stock Exchange is restricted.
•
An emergency, as determined by the Securities and Exchange Commission, exists as a result of which disposal of the Investment Option shares is not reasonably practicable or we cannot reasonably value the Investment Option shares.

•	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.

Withdrawals

Before the Annuity Date, you can request a Full or Partial Withdrawal from this contract by providing an Authorized Request.

We pay the amount of any Withdrawal from the Variable Account within seven days of receipt of an Authorized Request unless the Suspension of payments or Transfers provision of this contract is in effect.

Full Withdrawal
A Full Withdrawal is a request for the total Contract Value.  We process a Full Withdrawal on the Business Day we receive an Authorized Request based on the values at the end of the Business Day.  The Full Withdrawal amount is equal to the total Contract Value minus any Contract Maintenance Charge and any accrued charge associated with an attached rider.  This contract terminates upon a Full Withdrawal.

Partial Withdrawals
A Partial Withdrawal is a request for an amount less than the total Contract Value.  Each Partial Withdrawal must be greater than or equal to the Minimum Partial Withdrawal shown on the Contract Schedule.  If we offer more than one Investment Option group in an Account, you can make Withdrawals from these groups as long as you comply with any Investment Option restrictions shown on the Investment Options Contract Schedule.

We deduct Partial Withdrawals proportionately from the Investment Options, unless we receive alternate instructions. We deduct a Partial Withdrawal from the Account Values at the end of the Business Day that we process the Withdrawal request.

If you request a Partial Withdrawal that causes the Contract Value to be less than the Minimum Required Value shown on the Contract Schedule, we treat your request as a Full Withdrawal.

Annuity Payments

This contract provides for Annuity Payments.  The Annuity Date is the date Annuity Payments begin.

How Annuity Payments begin
You may begin Annuity Payments by providing an Authorized Request.  If you do not begin Annuity Payments before the Scheduled Annuity Date, we will begin Annuity Payments on the Scheduled Annuity Date if the Contract Value on that date is greater than zero.  You may request a later Annuity Date by providing an Authorized Request at least 30 days before the Annuity Date.  Your requested Annuity Date is subject to our approval and cannot be earlier than the Earliest Annuity Date or later than the last Annuity Date permitted by applicable state or federal law.  The Scheduled Annuity Date and Earliest Annuity Date are shown on the Contract Schedule.  The Scheduled Annuity Date is the later of the Annuitant’s 90th birthday, or the tenth Contract Anniversary.

L40537                                                                               7

Annuity Payments continued from previous page

How Annuity Payments begin (continued)
We make Annuity Payments according to the Annuity Option and payment frequency you select.  You can select a monthly, quarterly, semi-annual, or annual payment frequency.  We may require that Annuity Payments be greater than or equal to the Minimum Annuity Payment shown on the Contract Schedule.  We send Annuity Payments to the Payee.

If you do not select an Annuity Option or payment frequency, we make monthly Annuity Payments, according to Option 2 – Life Annuity with a 5-year guaranteed period.

We may require proof of the Age and gender of an Annuitant before making any Annuity Payments.

On and after the Annuity Date, you cannot change the Annuity Option or the payment frequency, and we may periodically require proof that the Annuitant is still living.

If a sole Owner dies on or after the Annuity Date, the Beneficiary(ies) becomes the Owner(s) of this contract.  If a Joint Owner dies on or after the Annuity Date, the surviving Joint Owner becomes the sole Owner of this contract.

Annuity Options
You may select an Annuity Option other than Options 1 through 5 by Authorized Request and with our written consent.

Option 1 – Life Annuity
We make Annuity Payments during the life of the Annuitant.  The last payment will be the one that is due before the Annuitant’s death.

Option 2 – Life Annuity with a guaranteed period over 5, 10, 15 or 20 years
We make Annuity Payments during the life of the Annuitant.  If the Annuitant dies before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period.  If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

Option 3- Joint and Last Survivor Annuity
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant.  Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at a level of 100%, 75% or 50% of the previous amount, as selected by the Owner.  The last payment will be the one that is due before the last surviving Joint Annuitant’s death.

Option 4 – Joint and Last Survivor Annuity with a guaranteed period over 5, 10, 15 or 20 years
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant.  Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at 100% of the previous amount.  If the surviving Joint Annuitant dies after the selected guaranteed period, the last payment will be the one that is due before the Annuitant’s death.  However, if both Joint Annuitants die before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period.  If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

Option 5 – Refund Life Annuity
We make Annuity Payments during the lifetime of the Annuitant.  The last payment will be the one that is due before the Annuitant’s death.  After the Annuitant’s death, the Payee can receive a lump sum refund.  If the Payee and Annuitant were the same person, we will make payments to the Owner.  If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

The amount of the refund is calculated as specified in the attached rider(s).

L40537                                                                               8

Death Benefit

Who receives the Death Benefit
If the sole Owner dies before the Annuity Date, we pay the Death Benefit to the Beneficiary.

If a Joint Owner dies before the Annuity Date, the surviving Joint Owner automatically becomes the sole primary Beneficiary, replacing all Beneficiaries previously named, and we pay the Death Benefit to the surviving Joint Owner.

If the Owner is a non-individual and the Annuitant dies before the Annuity Date, we pay the Death Benefit to the Beneficiary.

If a Beneficiary predeceases you, or you and a Beneficiary die simultaneously as defined by applicable state law or regulation, that Beneficiary’s interest in this contract ends, unless your Beneficiary designation specifies otherwise.

If there are no primary Beneficiaries, we pay the Death Benefit to the contingent Beneficiaries who survive you.  If the interests of all Beneficiaries have ended or if there is no named Beneficiary, we will pay the Death Benefit to your estate.

For multiple Beneficiaries, the surviving Beneficiaries share equally in the Death Benefit unless you specify otherwise.

Payment of the Death Benefit
We require a Valid Claim before we pay any Death Benefit.

All Death Benefits are paid in accordance with applicable law or regulations governing Death Benefit payments under Option A, B, or C.

Continuation of this contract by the surviving spouse
Before the Annuity Date, an eligible surviving spouse can choose to continue their portion of this contract, instead of receiving payment of the Death Benefit, by providing an Authorized Request.

If a Beneficiary is the surviving spouse of the deceased Owner, he or she is eligible to continue their portion of this contract as the sole Owner.

If a Joint Owner is the surviving spouse of the deceased Owner, he or she is eligible to continue their portion of this contract as the sole Owner.

If the Owner is a non-individual, a Beneficiary is the surviving spouse of the deceased Annuitant, and this contract is qualified under the federal tax code, the surviving spouse is eligible to continue their portion of this contract as the Annuitant.

If a surviving spouse continues this contract as the sole Owner, he or she can exercise all Ownership rights under this contract.

L40537                                                                               9

Death Benefit continued from the previous page

Death Benefit payment options
If the Owner has not previously designated a Death Benefit payment option, a Beneficiary must request that the Death Benefit be paid by one of the payment options below.  We do not deduct the Contract Maintenance Charge under these payment options.

Option A - A lump sum payment of the Death Benefit.

Option B - Deferral of payment of the Death Benefit for up to five years from the date of the death of any Owner.  During the deferral period, the Beneficiary can make Transfers within their portion of the contract among the Investment Options.  At the end of the fifth year, any remaining Death Benefit is paid in a lump sum.

Option C - If the Beneficiary is an individual, payment of the Death Benefit as Annuity Payments under an Annuity Option over the lifetime of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary.  Distribution must begin within one year of the date of death of any Owner.

Any Beneficiary’s portion of the Death Benefit not applied to Annuity Payments under an Annuity Option within one year of the date of the Owner’s death must be distributed within five years of the date of death.

If a Beneficiary requests a lump sum payment, we pay that Beneficiary the amount from the Variable Account within seven days of receipt of his or her Valid Claim, unless the Suspension of payments or Transfers provision in this contract is in effect.

Ownership

Assignment of this contract
You can, by Authorized Request and with our written consent, assign or otherwise transfer specific rights under this contract before the Annuity Date.  We reserve the right to refuse to consent to such assignments or transfers at any time on a non-discriminatory basis.  We will not consent if the assignment or transfer would violate or result in noncompliance with any applicable state or federal law or regulation.  Upon consent, we record the assignment, but we will not be responsible for the validity or effect of the assignment, including the tax consequences of such assignment.  The assignment is effective as of the date the Authorized Request is signed by you, unless you specify otherwise.  We will not be liable to the assignee for any actions we take or payments we make before we consent and record the assignment or transfer.

If you assign this contract, you can exercise your rights only with the written consent of the assignee.  An assignment does not change the Annuitant or Beneficiary.

Change of Ownership
You can, by Authorized Request and with our written consent, change ownership of this contract to a new Owner before the Annuity Date.  The Owner may be an individual or non-individual.  We reserve the right to refuse to consent to any change of ownership at any time on a non-discriminatory basis.  We will not consent if the change in ownership would violate or result in noncompliance with any applicable state or federal law or regulation.  Upon consent, we record the change of ownership, subject to our approval guidelines at the time of the request.  We will not be responsible for the validity or effect of the change of ownership, including the tax consequences of such transfer.  The change is effective as of the date the Authorized Request is signed by you, unless you specify otherwise.  We will not be liable to the new Owner for any actions we take or payments we make before we consent and record the change of ownership.

A change of ownership does not change the Annuitant or Beneficiary.  The new Owner can request a change of Annuitant or Beneficiary by providing an Authorized Request.

Non-Individual owners
If this contract is owned by a non-individual, then we treat the Annuitant as the Owner for purposes of any Death Benefit.  We use the Age of the Annuitant to determine any Death Benefit.

L40537                                                                              10

Ownership continued from the previous page

Change of Annuitant
A non-individual Owner cannot change the Annuitant.  Otherwise, you can change the Annuitant before the Annuity Date by providing an Authorized Request.  If the Annuitant dies before the Annuity Date, a sole Owner automatically becomes the Annuitant, but can name another Annuitant at any time.  If there are Joint Owners, the younger Joint Owner automatically becomes the Annuitant, but the Joint Owners can name another Annuitant at any time.  An Annuitant change takes effect as of the date you signed the Authorized Request, subject to our approval guidelines at that time.  We will not be liable for any actions we take or payments we make before we receive the Authorized Request.

Change of Beneficiary
For solely owned contracts, you can change the Beneficiary at any time by providing an Authorized Request.

For jointly owned contracts, the surviving Joint Owner is the sole primary Beneficiary and cannot be changed.  We do not allow non-spousal Joint Owners to appoint contingent Beneficiaries.

An irrevocable Beneficiary must give written consent before we will change the Beneficiary.  A Beneficiary change takes effect as of the date you signed the Authorized Request.  We are not liable for any actions we take or payments we make before we receive the Authorized Request.

General Provisions

Entire contract
We have issued this contract in consideration of the Initial Purchase Payment.  This contract, any amendments, endorsements, and riders together are the entire contract.

Incontestability of this contract
We will not contest this contract, except as described in the Misstatement of Age or gender provision.

Misstatement of Age or gender
After the Annuity Date, if there is a misstatement of the Age or gender of the Annuitant, we recalculate the Annuity Payments based on the correct Age and gender.  If the misstatement caused an underpayment, we pay the Payee the difference in one payment.  If the misstatement caused an overpayment, we reduce the next payment by the amount of the difference.  If the amount of the difference is larger than the next payment, we reduce the subsequent payment, and so on until the entire difference has been subtracted.  If the future payments are insufficient to cover the difference, we bill the Payee for the amount due.

Annual report
At least once each calendar year before the Annuity Date, we send you a report that shows contract activity and Account Values.

No dividends are payable
This contract is nonparticipating. This contract does not participate in our profits or surplus.

Who can make changes in this contract
Only our President together with our Secretary has the authority to make any changes to this contract.  Any change must be in writing.

L40537                                                                              11

General Provisions continued from previous page

Taxes
Taxes paid to any governmental entity results in an amount equivalent to the tax being charged against the Contract Value.  We, in our sole discretion, determine whether taxes have resulted from the investment experience of the Variable Account, our receipt of Purchase Payments, or commencement of Annuity Payments.  We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date.  This will not waive any right we may have to deduct previously paid amounts at a later date.

We may establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur such tax as a result of the operation of the Variable Account.  We will deduct for any income taxes incurred as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient.

We deduct any withholding taxes from any payment we make, as required by applicable law.

Protection of proceeds
No Beneficiary can commute, encumber, alienate or assign any payment under this contract before it is due.  To the extent permitted by law, no payment is subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.

Evidence of survival
Where any benefits under this contract are contingent on a person being alive on a given date, we may require proof satisfactory to us that the condition has been met.

Termination
This contract terminates when:
•	All applicable phases of the contract have terminated.
•	All applicable Death Benefit payments have been made.

Amendments
We may amend this contract to retain its qualification for treatment as an annuity, whether under state or federal law, including the following.
•	The Internal Revenue Code, as amended.
•	Internal Revenue Service Rulings and Regulations.
•	Any requirements imposed by the Internal Revenue Service.

L40537                                                                              12

Allianz Life Insurance Company
of North America
[PO Box 561]
[Minneapolis, MN 55440-0561]

[800/624-0197]

Individual Flexible Purchase Payment Variable Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or a Death Benefit.  This is a variable annuity contract with Contract Value increasing or decreasing depending on the experience of the Variable Account. This contract is nonparticipating, with no dividends payable.  Benefits available under this contract are not less than those required by statute of the state in which this contract is delivered.

L40537